Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of November 15, 2008
REVENUE
Gross Income			$211,621,699
Less Cost of Goods Sold			106,009,914
Ingredients, Packaging & Outside Purchasing	$61,094,423
Direct & Indirect Labor	33,757,863
Overhead & Production Administration	11,157,628
Gross Profit			105,611,785

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	48,182,738
Advertising and Marketing	667,953
Insurance (Property, Casualty, & Medical)	10,785,961
Payroll Taxes	4,018,804
Lease and Rent	2,947,030
Telephone and Utilities	1,017,291
Corporate Expense (Including Salaries)	5,321,112
Other Expenses	18,972,387	(i)
Total Operating Expenses			91,913,276
EBITDA			13,698,509
Restructuring & Reorganization Charges	27,133,791	(ii)
Depreciation and Amortization	4,643,907
Abandonment	843,390
Property & Equipment Impairment	-
Other( Income)/Expense	103,416
Gain/Loss Sale of Prop	-
Interest Expense	4,978,059
Operating Income (Loss)			(24,004,054)
Income Tax Expense (Benefit)	(3,066,604)
Net Income (Loss)			$(20,937,450)

CURRENT ASSETS
Accounts Receivable at end of period			$134,607,001
Increase (Decrease) in Accounts Receivable for period			(1,202,760)
Inventory at end of period			60,140,533
Increase (Decrease) in Inventory for period			(3,597,863)
Cash at end of period			24,663,935
Increase (Decrease) in Cash for period			565,306
Restricted Cash			21,116,740	(iii)
Increase (Decrease) in Restricted Cash for period			13,084

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(56,985,387)
Increase (Decrease) Liabilities Subject to Compromise			77,348,845	(iv)
Taxes payable:
Federal Payroll Taxes	$3,887,897
State/Local Payroll Taxes	3,809,252
State Sales Taxes	712,596
Real Estate and
Personal Property Taxes	7,691,783
Other (see attached supplemental schedule)	2,538,254
Total Taxes Payable			18,639,782

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
November 15, 2008

Description	Amount

Use Tax	$532,886
Accr. Franchise Tax	478,872
Other Taxes	1,526,496

Total Other Taxes Payable	$2,538,254

	6th period
(i) Other Expenses included the following items:
Employee benefit costs	12,456,449
ABA Plan actuarial gain	(11,204,091)	(iv)
Facility costs (excluding lease expense)	1,423,303
Distribution/transportation costs	12,424,906
Local promotional costs	1,306,732
Miscellaneous	2,565,088
	$18,972,387

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	3,698
Other	69,358
Reorganization expenses
Professional fees	7,016,025
Interest expense	(14,446)
Adjustments to lease rejection expense	(14,647)
ABA Plan settlement	20,121,250	(iv)
KERP bonus plan	(21,187)
(Gain)/loss on sale of assets	(26,260)
	$27,133,791

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

(iv) See Note 11. Employee Benefit Plans in the Company's second quarter fiscal 2009 Form 10-Q filed with the SEC on
December 24, 2008 for details regarding the Company's complete withdrawal from the American Bakers Association
Retirement Plan and the related $11.2 million actuarial gain, as well as the $20.1 million reorganization charge and the reclassification of the obligations under this plan to Liabilities Subject to Compromise due to the settlement of related claims in the bankruptcy.

Note: Capital expenditures for the period totaled approximately $1.0 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF NOVEMBER 15, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended November 15, 2008 and balances of and period changes in certain of the Company’s accounts as of November 15, 2008, is preliminary and unaudited. This MOR should be read together and concurrently with the Company’s second quarter 2009 Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on December 24, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on September 15, 2008 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR includes quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC. Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of November 15, 2008, the Company had borrowed $113.2 million under its $309.0 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of November 15, 2008, there were $141.0 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $54.8 million as of November 15, 2008.

5.
See Note 11. Employee Benefit Plans in the Company’s second quarter fiscal 2009 Form 10-Q filed with the SEC on December 24, 2008 for details regarding the Company’s complete withdrawal from the American Bakers Association Retirement Plan and the related $11.2 million actuarial gain, as well as the $20.1 million reorganization charge and the reclassification of the obligations under this plan to Liabilities Subject to Compromise due to the settlement of related claims in the bankruptcy.